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Bethlehem Steel                                       Allegheny Teledyne
Media Contact:                                        Media Contact:
Steve Donches                                         Bill Acton
610/694-3711                                          412/394-2872
Investor Relations:                                   Investor Relations:
Blaise Derrico                                        Gary Stechmesser
610/694-4583                                          412/394-2861
                                                      Dan Greenfield
                                                      412/394-3004

                        Bethlehem and Allegheny Teledyne
                             Announce Agreements for
                       Conversion, Asset Sales, and Hot Band Supply

Bethlehem, PA and Pittsburgh, PA, January 28, 1998 - Bethlehem Steel Corporation (NYSE:BS) and Allegheny Teledyne Incorporated (NYSE:ALT) jointly announced today that they have entered into three agreements that would become effective immediately after Bethlehem closes its previously announced acquisition of Lukens Inc. (NYSE:LUC).

Under these agreements, Bethlehem would provide Allegheny Teledyne with conversion services for stainless steel hot bands and coiled plate wider than Allegheny Teledyne can currently produce; Allegheny Teledyne would purchase certain assets that Lukens uses in the manufacture of stainless steel products; and Allegheny Teledyne would supply hot roll bands to Bethlehem for further processing on the stainless steel coil finishing facilities that Lukens currently owns.

In a joint statement, Curtis H. Barnette, chairman and chief executive officer of Bethlehem, and Richard P. Simmons, chairman, president and chief executive officer of Allegheny Teledyne, said, "We believe that this arrangement provides an excellent way for both Bethlehem and Allegheny Teledyne to achieve important goals that will enhance their distinctive businesses. Neither Bethlehem nor Allegheny Teledyne separately could have realized the full potential for synergies that we believe this complementary arrangement provides."

Under the conversion agreement, Bethlehem has agreed, for a 20-year period, to provide Allegheny Teledyne with up to 15 percent of the available time on Lukens' Coatesville, PA electric furnace melt shop and caster and Lukens' Conshohocken, PA Steckel mill for the melting, casting and rolling of Allegheny Teledyne's requirements for wide stainless steel products. Bethlehem would continue to supply conversion services for other companies on Lukens' 140-inch plate mill in Coatesville, PA.


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Under the asset sales agreement, Allegheny Teledyne would acquire certain assets of Lukens for $175 million. These assets include the Houston, PA plant of Lukens' Washington Steel Division, which is used for the melting, casting and rolling of stainless steel; the wide anneal and pickle line recently installed at the Lukens' Massillon, OH plant; and the vacuum-oxygen decarburization unit used in the refining of stainless steel at Lukens' Coatesville, PA plant.

Both chairmen indicated that their companies are committed to maintain customer supplies of stainless plate without dislocation during the transition period.

In discussing Bethlehem's agreement to acquire Lukens, Mr. Barnette noted, "Bethlehem's focus is carbon and alloy plate. We believe that our acquisition of Lukens will improve our competitive position in this market and provide significant synergies to Bethlehem."

Mr. Simmons stated, "The conversion agreement and the acquisition of certain assets from Bethlehem will enable us to produce wide stainless steel products and provide the additional melt capacity which Allegheny Ludlum has needed for some time. The wider hot rolled products will supply Allegheny Ludlum's new 60-inch Sendzimer mill, which is scheduled to come on stream late this year. No changes in activity at our Brackenridge plant are anticipated."

Under the hot band supply agreement, Allegheny Teledyne will supply Bethlehem with up to 150,000 tons of stainless bands for further processing at Lukens' stainless cold finishing facilities at its Washington, PA and Massillon, OH plants until Bethlehem sells these facilities, as previously announced.

The agreements are subject to the completion of Bethlehem's acquisition of Lukens as well as customary regulatory approvals. It is anticipated that the agreements will be effective and that the asset sales will be closed soon after Bethlehem's acquisition of Lukens is consummated.

Bethlehem is the second largest steel producer in the United States and primarily manufactures and sells a wide variety of steel mill products. Bethlehem's website can be found at http://bethsteel.com.

Allegheny Teledyne Incorporated is a group of technology-based companies with significant concentration in stainless and specialty metals, complemented by aerospace and electronics, industrial and consumer products. Allegheny Teledyne's website can be found at http://www.alleghenyteledyne.com.



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